UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2020

Kiwa Bio-Tech Products Group Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	000-33167	77-0632186
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

3200 Guasti Road, Suite 100 Ontario, CA	91761
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 715-5855

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock par value $0.001	KWBT	OTCQB

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4 under the Exchange Act (17 CFR 240.13(c)

TABLE OF CONTENTS

Item 8.01 Other Events	2

SIGNATURES	3

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Item 8.01 Other Events.

On March 25, 2020, the U.S. Securities and Exchange Commission (the “Commission”) issued a Press Release which superseded an order under Section 36 (Release No. 34-88318) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), granting public companies with a 45-day extension to file certain disclosure reports that would otherwise have been due between March 1, 2020 and July 1, 2020. Among other conditions, companies must continue to convey through a current report a summary of why the relief is needed in their particular circumstances for each periodic report that is delayed. Companies that receive an extension on filing Exchange Act annual reports or quarterly reports pursuant to the Order will be considered to have a due date 45 days after the filing deadline for the report. As such, those companies will be permitted to rely on Rule 12b-25 if they are unable to file the required reports on or before the extended due date. The purpose of this Current Report on Form 8-K is to comply with these conditions.

Kiwa Bio-Tech Products Group Corporation (the “Company”) originally filed a Form 8-K regarding the coronavirus’ potential impact on its business and its ability to timely file its Form 10-K Annual Report for the period ended December 31, 2019.

As previously announced in its Form 8-K filed on March 6, 2020 (and amended on March 30, 2020), the preparation of the Company’s Annual Report including financial statements and completion of the auditing process has been delayed by Chinese Government-imposed quarantines, office closings and travel restrictions which affect both the Company’s and its service provider’s personnel. Specifically, the Company has significant operations in the city of Yangling, Shaanxi Province, China. Due to concerns related to the spread of the Coronavirus, the entire city of Yangling has been locked down by the Government of China since January 25, 2020. All of the Company’s employees in this area have been required by the Government to stay at home until further notice, subject to the containment of the Coronavirus. Banks in the area are not engaged in normal operations and specific bank reporting required to complete the Company’s audit cannot be obtained at this time. In compliance with the Government’s health emergency rules in place, the Company’s building has been temporarily closed since January 19, 2020 and people are not allowed to enter the office and to access certain of the Company’s business records located in it. Due to Government-imposed quarantines, office closings and travel restrictions affecting the Company’s personnel and service providers, the Company’s accounting department has been unable to process certain of its accounting records and receipts required to complete the audit of the Company’s financial statements.

These unforeseen circumstances have resulted in the Company being unable to timely file an accurate Annual Report on Form 10-K for its year-ended December 31, 2019 by the prescribed date without undue hardship and expense to the Company. Accordingly, in reliance upon the Order, the Company expects to file its Annual Report on Form 10-K no later than 45 days after the due date of filing of March 30, 2020, unless the COVID-19 circumstances do not change and cause a further delay, in which case we will file for an additional extension and amendment to this Current Report on Form 8-K.

For the same reasons, the Company will be unable to timely file its Form 10-Q Quarterly Report for the period ended March 31, 2020 which is due on May 15, 2020. The Company expects that it will be able to file each of its Annual Report and Quarterly report within 45 days of the due date of each respective report.

The Company is also reiterating its risk factors previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and its subsequent Quarterly Reports on Form 10-Q with the following risk factor:

We do not yet know the extent we could be affected by the Coronavirus (COVID-19) pandemic

In December 2019, an outbreak of a novel strain of coronavirus (COVID-19) originated in Wuhan, China, and has since spread to a number of other countries, including the United States. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic. In addition, as of this time, several states in the United States have declared states of emergency, and several countries around the world, including the United States, have taken steps to restrict travel. Our operations are principally located in China, which has taken action to regulate the flow of labor and products and impede the travel of personnel, may impact our ability to conduct normal business operations, which could adversely affect our results of operations and liquidity. Disruptions to our supply chain and business operations, or to our suppliers’ or customers’ supply chains and business operations, could include disruptions from the closure of supplier and manufacturer facilities, interruptions in the supply of raw materials and components, personnel absences, or restrictions on the shipment of our or our suppliers’ or customers’ products, any of which could have adverse ripple effects on our manufacturing output and delivery schedule. If a critical number of our employees become too ill to work, or we are not able to access a sufficient quantity of our inventory for shipment due to enforced office closures, our production ability could be materially adversely affected in a rapid manner. Similarly, if our customers experience adverse business consequences due to COVID-19, or any other, pandemic, demand for our products could also be materially adversely affected in a rapid manner. Global health concerns, such as COVID-19, could also result in social, economic, and labor instability in the countries and localities in which we or our suppliers and customers operate. Any of these uncertainties could have a material adverse effect on our business, financial condition or results of operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2020

Kiwa Bio-Tech Products Group Corporation

/s/ Wade Li
By:	Wade Li
Title:	Chief Executive Officer

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